SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                          CAL DIVE INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                          CAL DIVE INTERNATIONAL, INC.
                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 1999

TO THE SHAREHOLDERS OF CAL DIVE INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 annual meeting of shareholders of Cal Dive International, Inc. will be held Wednesday, May 5, 1999 at 2:00 p.m. local time in Salon No.1 at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, for the following purposes, as more fully described in the accompanying proxy statement:

          1.   To elect four "Class II" Directors.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only common shareholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the annual meeting and all adjournments thereof.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                    Andrew C. Becher
                                                       SECRETARY

Houston, Texas
April 2, 1999

                          CAL DIVE INTERNATIONAL, INC.
                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1999

                                    GENERAL

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cal Dive International, Inc. (the "Company" or "CDI") for use at its annual meeting of shareholders to be held May 5, 1999 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof (the
"Meeting"). The date of this Proxy Statement is April 2, 1999.

     The costs of soliciting proxies in the enclosed form will be borne by CDI. In addition to soliciting proxies by mail, directors, officers, and employees of CDI and its subsidiaries, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with banks, brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock of CDI ("Common Stock") and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

     The proxy that accompanies this Proxy Statement, when properly executed and returned, permits each holder of record of Common Stock on March 19, 1999 to vote on all matters to come before the Meeting. On that date CDI had outstanding 14,633,581 shares of Common Stock, each of which is entitled to one vote. Where a shareholder specifies his choice on the proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE FOUR (4) PROPOSED CLASS II NOMINEES TO THE BOARD OF DIRECTORS.

     The Board of Directors of CDI is not aware of any business to be acted upon at the Meeting other than those matters set forth in the accompanying Notice of Meeting. If, however, other proper matters are brought before the Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

     A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Andrew C. Becher, Senior Vice President and General Counsel, Cal Dive International, Inc., 400 N. Sam Houston Parkway, Suite 400, Houston, Texas 77060, (ii) executing and delivering to Mr. Becher at any time before its exercise a later dated proxy or (iii) attending the Meeting and voting in person.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     The Company's 1997 Amended and Restated By-Laws provide for a Board of Directors consisting of three classes, with the number of directors set at ten by the Company's Board pursuant to the 1997 Amended and Restated Shareholders Agreement (the "1997 Shareholders Agreement"). The term of office of the Class II directors will expire at the 1999 Annual Shareholders Meeting, and those same persons are again listed as the Class II nominees in the table below and will be nominated for the election to the Board of Directors for a term expiring in 2002. The term of office of the Class I directors will expire at the 2001 annual meeting. The term of office of the Class III directors will expire at the 2000 meeting. Proxies cannot be voted for more than four nominees and not more than four (4) directors can be elected. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby for the election of the four (4) Class II nominees listed below.

     The following table sets forth certain information as of April 2, 1999 concerning each nominee for director, each director and each executive officer of the Company named in the Summary Compensation Table below, including the number and percentage of shares of Common Stock beneficially owned by him, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). The date shown under the caption "First Elected
Director" for each nominee and director refers to the year in which he was first elected to the Board of Directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years or longer and shares indicated as beneficially owned are held directly with sole voting and investment power. In the case of directors who are also officers of the Company, unless otherwise indicated, such persons have been employed as an officer in one or more capacities by the Company or a subsidiary for the past five years or longer. The address of each director and executive officer is c/o Cal Dive International, Inc., 400 N. Sam Houston Parkway, Suite 400, Houston, Texas 77060. Except as provided in Employment Contracts described under "Executive Compensation and Other Transactions -- Summary of Employment Contracts and Profit Sharing Plan", all executive officers of the Company serve at the pleasure of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOUR NOMINEES FOR CLASS II DIRECTOR NAMED BELOW:

                                                                PRINCIPAL                      FIRST        SHARES
                                                              OCCUPATION OR                   ELECTED    BENEFICIALLY
                NAME                   AGE                      EMPLOYMENT                    DIRECTOR      OWNED       PERCENT
-------------------------------------  ---   ------------------------------------------------ --------   ------------   -------
NOMINEES FOR ELECTION AS CLASS II DIRECTORS (FOR TERM EXPIRING IN 2002)
Martin R. Ferron.....................  42    President and Chief Operating Officer               1998          6,150      *
William E. Macaulay..................  53    Chairman and Chief Executive Officer,               1995      1,500,000      10.1**
                                             First Reserve Corporation
                                             Greenwich, Connecticut
Gordon F. Ahalt......................  71    President, GFA, Inc.                                1990         34,000      *
                                             Morristown, New Jersey
Jean-Bernard Fay.....................  51    Senior Executive Vice President Corporate           1997        --           --
                                             Affairs, Coflexip, Paris, France

CONTINUING CLASS III DIRECTORS (TERM EXPIRES IN 2000)

S. James Nelson, Jr..................  56    Executive Vice President and                        1990        203,125       1.4
                                             Chief Financial Officer
Ben Guill............................  48    President, First Reserve Corporation                1998      1,500,000      10.1**
                                             Greenwich, Connecticut
Kevin Wood...........................  43    Executive Vice President, Coflexip,                 1998        --           --
                                             Paris, France

CONTINUING CLASS I DIRECTORS (TERM EXPIRES IN 2001)

Owen Kratz...........................  44    Chairman and Chief Executive Officer                1990      1,540,929      10.4
Thomas M. Ehret......................  47    Chief Operating Officer, Coflexip,                  1997        --           --
                                             Paris, France
Bernard J. Duroc-Danner..............  45    Chairman, Chief Executive Officer                   1999        --           --
                                             and President, Weatherford International, Inc.,
                                             Houston, Texas

NAMED EXECUTIVE OFFICERS NOT SERVING AS DIRECTORS

Lyle K. Kuntz........................  46    President, Energy Resource                           N/A          3,110      *
                                             Technology, Inc.
Louis T. Tapscott....................  61    Senior Vice President-Business                       N/A         29,333      *
                                             Development
All nominees, Directors and Executive Officers as a group (12 persons).......................              3,316,647      22.4

------------

 * Less than one percent

** The 1,500,000 shares indicated as beneficially owned by Mr. Macaulay and Mr.
   Guill are owned of record by First Reserve Fund VI Limited Partnership, First Reserve Fund V, Limited Partnership, and First Reserve Fund V-2 Limited Partnership, of which First Reserve Corporation is the sole general partner and as to which it possesses sole voting and investment power. Through their ownership of common stock of First Reserve Corporation, Mr. Macaulay and Mr. Guill, for purposes of Rule 13d-3 of the Exchange Act, may be deemed to share beneficial ownership of the shares shown as beneficially owned by First Reserve Corporation. Mr. Macaulay and Mr. Guill each disclaim beneficial ownership of such shares of Common Stock.

     MARTIN R. FERRON has served on the Company's Board of Directors since September of 1998. Mr. Ferron became President in February of 1999 and has served as Chief Operating Officer since January 1998. Mr. Ferron has twenty years of experience in the oilfield industry, the last seven of which included senior management positions for two years with international operations of McDermott Marine Construction and before that five years with Oceaneering International Services Limited. Mr. Ferron has a Civil Engineering degree from the City University in London, a Masters Degree in Marine Technology from Strathclyde University in Glasgow, and an MBA from Aberdeen University, Scotland and is a Chartered Civil Engineer.

     WILLIAM E. MACAULAY has served on the Company's Board of Directors since January 1995. Since 1983, Mr. Macaulay has served as President or Chairman and Chief Executive Officer of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors. Mr. Macaulay serves as a director of Weatherford International, Inc., an oilfield service company, Maverick Tube Corporation, a manufacturer of steel pipe and casing and National Oilwell Inc., a manufacturer and distributor of oil field equipment.

     GORDON F. AHALT has served on the Company's Board of Directors since July 1990 and has extensive experience in the oil and gas industry. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, Mr. Ahalt spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt serves as Vice President of W.H. Reaves & Co. Inc., an asset management company, and as a director of The Houston Exploration Co., The Harbinger Group and the Bancroft & Elsworth Convertible Funds.

     JEAN-BERNARD FAY has served on the Company's Board of Directors since April 1997. Mr. Fay has been Senior Executive Vice President Corporate Affairs of Coflexip since February of 1998, Chief Financial Officer since 1997 and from 1990 to 1996 was Group Vice President -- Finance and Administration. From 1986 to 1990, he was a Managing Director with SCOR, a French reinsurance group.

     S. JAMES NELSON, JR., has served as Executive Vice President, Chief Financial Officer and a director of the Company since 1990. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., the former parent of Cal Dive, at which time he had corporate responsibility for the Company. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., and from 1976 to 1980, he was a partner serving on the firm's worldwide oil and gas industry team. Mr. Nelson received his undergraduate degree from Holy Cross College (B.S.) in 1964 and a masters in business administration (M.B.A.) from Harvard University in 1966.

     BEN A. GUILL has served on the Company's Board of Directors since February of 1999. Mr. Guill is President of First Reserve Corporation. Prior to joining First Reserve, Mr. Guill spent eighteen years with Simmons & Company International, where he served as Managing Director and Co-Head of Investment Banking. Prior to that time, he was with Blyth Eastman Dillon & Company. Mr. Guill received his B.A. degree from Princeton university and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

     KEVIN P. WOOD has served on the Company's Board of Directors since December of 1998. Mr. Wood has been Executive Vice President of CSO Group since April 1998, and was previously Managing Director of CSO's Asia Pacific subsidiary for four years. Mr. Wood is currently responsible for the Operations of CSO's Group subsidiaries in the North Sea, North America and Asia-Pacific regions.

     OWEN KRATZ has served as the Company's Chairman since May, 1998, Chief Executive Officer since April 1997, President since 1993 and Chief Operating Officer and director since 1990. He joined the Company in 1984 and has held various offshore positions, including SAT diving supervisor, and has had management responsibility for client relations, marketing and estimating.

     THOMAS M. EHRET has served on the Company's Board of Directors since April 1997. Mr. Ehret has been the Senior Executive Vice President and Chief Operating Officer of Coflexip since 1995 and became Chief Operating Officer in 1998. From 1989 through 1994, Mr. Ehret served as Chief Executive Officer with Stena Offshore Group based in Aberdeen, Scotland.

     BERNARD J. DUROC-DANNER has served on the Company's Board of Directors since February, 1999. Mr. Duroc-Danner is the Chairman, CEO and President of Weatherford International, Inc., the fourth largest oilfield service company. Mr. Duroc-Danner also serves as director of Parker Drilling Company, a provider of contract drilling and drilling services and Offshore Tool & Energy Corporation, a provider of a range of equipment and services for oil and gas, marine and industrial applications worldwide.

COMMITTEES AND MEETINGS OF DIRECTORS

     During the fiscal year ended December 31, 1998, the Board of Directors held four meetings. During the period that he served as a director in 1998, each director of the Company attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which he is a member.

     The CDI Board of Directors currently has three committees. The Audit Committee, which met twice in the fiscal year ended December 31, 1998, meets periodically with representatives of the Company's independent public accountants to obtain an assessment of the financial position and results of operations of the Company and reports to the Board of Directors with respect thereto. The Compensation Committee, which met two times in the fiscal year ended December 31, 1998, reviews, analyzes and recommends compensation programs to the Board, establishes executive compensation, evaluates the performance of certain executive officers and is responsible for the administration and the grant of awards under the Company's 1995 Long Term Incentive Compensation Plan. The Nominating Committee, which met once in 1998, was formed to nominate a candidate for CDI's second Independent director. Its nomination was made at the Company's February 1999 Board meeting and Bernard J. Duroc-Danner was elected as a Class I Director to the Board.

DIRECTOR COMPENSATION

     The Company pays the reasonable out-of-pocket expenses incurred by each Director in connection with attending the meetings of the Board of Directors and any committee thereof and of meetings of the Board of a subsidiary. In addition, in 1998 the Company paid certain of its Directors (other than ones employed by the Company or Coflexip) a directors fee of $20,000 per year and $1,000 per Board Meeting for attending each of four regularly scheduled quarterly meetings. Furthermore, each of those certain Directors received a fee of $500 ($750 for the Chair) for each committee meeting attended.

     Pursuant to the Company's 1995 Long Term Incentive Compensation Plan (the "1995 Plan"), each director is eligible to receive options to purchase shares of the Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant, which, so long as the Company's Common Stock is quoted on the Nasdaq Stock Market, will be the final closing sales price per share for the trading day next preceding the date of grant. As of December 31, 1998, options for 22,000 shares were outstanding to Gordon F. Ahalt under the 1995 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission. Based upon information provided by such reporting persons, Mike Middleton, former Vice President of CDI failed to file a Form 4 reporting his sale of shares until March 1998 and Michael Ambrose, Vice President-Major Projects, failed to file a Form 4 reporting his sale of shares until January,1999.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

SUMMARY OF EXECUTIVE COMPENSATION

     The following table provides a summary of the compensation of the fiscal year ended December 31, 1998 for each of (i) the chief executive officer and
(ii) each of the four most highly compensated executive officers of the Company during 1998 other than the chief executive officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                               ANNUAL COMPENSATION             SECURITIES
                                       -----------------------------------     UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS(2)       OPTIONS(#)     COMPENSATION(1)
-------------------------------------  ---------  -----------  -----------    ------------    ---------------
Owen Kratz...........................       1998  $   259,359  $   161,242        --              $ 4,000
  Chairman and Chief                        1997      169,728      169,728       250,000            4,000
  Executive Officer
Martin R. Ferron.....................       1998  $   148,000  $   --             75,000          $ 2,646
  President and Chief                       1997(3)     --         --             --              --
  Operating Officer
S. James Nelson......................       1998  $   183,035  $   126,760        --              $ 4,000
  Executive Vice President                  1997      133,432      133,432        --                4,000
  and Chief Financial
  Officer
Lyle Kuntz...........................       1998  $   103,845  $   631,888        --              $ 4,000
  President, ERT                            1997      106,329      640,085        --                4,000
Louis L. Tapscott....................       1998  $   152,625  $    63,120        --              $ 4,000
  Senior Vice President --                  1997      140,000       70,000        70,000            3,570
  Business Development

------------

(1) Consists of matching contributions by the Company through its Profit Sharing Plan.

(2) The Bonus paid in a fiscal year is based on the previous year's performance.

(3) Mr. Ferron commenced work at the Company on January 1, 1998.

STOCK OPTIONS

     The following table sets forth information with respect to all stock options granted in 1998 by the Company to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          GRANT
                                                INDIVIDUAL GRANTS                                       DATE VALUE
                                           ---------------------------                                  ----------
                                               (B)            (C)                                          (F)
                                            NUMBER OF      % OF TOTAL        (D)                          GRANT
                                           SECURITIES       OPTIONS        EXERCISE                        DATE
                                           UNDERLYING      GRANTED TO      OR BASE          (E)          PRESENT
                  (A)                        OPTIONS      EMPLOYEES IN      PRICE        EXPIRATION       VALUE
                  NAME                     GRANTED (#)    FISCAL YEAR       ($/SH)          DATE          ($)(2)
----------------------------------------   -----------    ------------    ----------    ------------    ----------
Martin R. Ferron........................       25,000            8%        $  23.25        1/03/03      $  326,500
Martin R. Ferron........................       50,000           15%           13.00        9/10/03         365,000

------------

(1) The stock options granted in 1998 by the Company to the Named Executive Officers are not immediately exercisable. One-fifth of the number of stock options covered by each such grant will become exercisable on the first through fifth anniversaries of the respective date of grant thereof. Such stock options will, however, become immediately exercisable in their entirety upon the occurrence of certain events specified in the 1995 Long Term Incentive Compensation Plan.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted in 1998 by the Company to Mr. Ferron. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $13.06 and $7.30, respectively. The following facts and assumptions were used in making such calculation: (a) an unadjusted exercise price of $23.25 and $13.00, respectively for each such stock option; (ii) a fair market value of $23.25 and $13.00, respectively for one share of Company Common Stock on the date of grant; (iii) no dividend yield; (iv) a stock option term of 5 years; (v) a stock volatility of 59%, based on an analysis of weekly closing stock prices of shares of the Company since going public in July, 1997 and of the Company's peer group Common Stock for the three years preceding the date of grant; and (vi) an assumed risk-free interest rate of 5.0%, which is equivalent to the yield on a five-year treasury note on the date of grant. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value was multiplied by the total number of stock options granted to Mr. Ferron to determine the total grant date present value of such stock options granted to Mr. Ferron.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                                         NUMBER OF
                                                                                   SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                                                   UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                                                                         FY-END(#)                AT FY-END ($)
                                                 SHARES ACQUIRED       VALUE            EXERCISABLE/              EXERCISABLE/
                         NAME                    ON EXERCISE(#)     REALIZED($)        UNEXERCISABLE              UNEXERCISABLE
         -------------------------------------   ---------------    -----------    ----------------------    -----------------------
         Owen Kratz...........................        --                --            50,000/200,000           $562,500/$2,250,000
         Martin R. Ferron.....................        --                --              -- /75,000                 -- /387,500
         S. James Nelson......................        --                --               -- / --                     -- / --
         Lyle Kuntz...........................        --                --               -- / --                     -- /--
         Louis L. Tapscott....................        --                --            14,000/56,000              157,500/630,000

SUMMARY OF EMPLOYMENT CONTRACTS AND PROFIT SHARING PLAN

     Four of the Company's named Executive Officers, Owen Kratz, Martin R. Ferron, S. James Nelson and Louis L. Tapscott have entered into employment agreements with the Company. Mr. Kratz's contract is described below. Each of Messrs. Ferron, Nelson and Tapscott's contracts have similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities) but none of them have the right to cause the Company to purchase his shares.

Each of the employment agreements also provide, among other things, that until the later of February 28, 2005 or the first or second anniversary date of termination of the executive's employment with the Company (depending on the event of termination), the executive shall not, directly or indirectly either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by the Company on the date of termination of employment, so long as the Company continues to make payments to such executive, including his base salary and insurance benefits received by senior executives of the Company. The Company also entered into employment agreements with eight of the Company's other senior officers substantially similar to the above agreements.

     If an Executive Officer terminates his employment for "Good Cause" or is terminated without cause during the two year period following a "Change of Control", CDI would (a) make a lump sum payment to him of 2 times the sum of the annual base salary and annual bonus paid to the officer with respect to the most recently completed fiscal year, (b) all options held by such officer under the CDI 1995 Long Term Incentive Plan would vest, and (c) he would continue to receive welfare plan and other benefits for a period of two years or as long as such plan or benefits allow. For the purposes of the employment agreements, "Good Cause" includes both that (a) the CEO or COO shall cease employment with CDI and (b) one of the following: (i) a material change in the officer's position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement. Each agreement also provides for payments to officers as part of any "Change of Control". A "Change of Control" for purposes of the agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company's then outstanding securities. The agreements provided that if any payment to one of the covered officers will be subject to any excise tax under Code Section 4999, a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

     The Company's Retirement Plan (the "Retirement Plan") is a 401(k) savings plan. The Retirement Plan permits each employee to become a participant in the savings plan feature on January 1, April 1, July 1, or October 1 following the employee's completion of 90 consecutive days of employment. Under the Retirement Plan, each active participant may elect, subject to certain limitations required by law, to defer payment of from 1% to 15% of his or her compensation. Upon such an election, the Company contributes such deferred amounts to the Retirement Plan on behalf of such participant. Such contributions to the 401(k) savings plan are invested according to the instructions of the participant in investment funds designated by the plan administrator. Subject to reduction or elimination based on its financial performance and needs as described in the Retirement Plan, the Company's contributions are determined annually as 50% of each employee's contribution (up to a maximum of 5% of the employee's annual salary). Employee contributions to the 401(k) savings plan and earnings thereon are 100% vested at all times. Contributions by the Company to the profit sharing feature, and earnings thereon, vest based on the participant's years of service with the Company, vesting 20% after two years of service, increasing to 50% with three years of service, and becoming 100% vested following four years of service. All contributions vest, regardless of years of service, upon termination of employment by reason of death or disability, attainment of age 65 or the termination or discontinuance of the Retirement Plan. After termination of employment, an employee is entitled to receive a lump-sum distribution of his or her entire vested interest in the Retirement Plan.

KRATZ EMPLOYMENT AGREEMENT

     The Company and Mr. Kratz entered into a multi-year employment agreement (the "Agreement") effective February 28, 1999. Pursuant to the provisions of the Agreement, Mr. Kratz's annual salary is $260,000 as Chairman and Chief Executive Officer. Mr. Kratz's salary is subject to review by the Board of Directors annually. Mr. Kratz is also entitled to participate in all profit sharing, incentive, bonus and other employee benefit plans made available to the Company's executive officers but does not have the right to cause the Company to purchase his shares. Mr. Kratz's agreement contains the same "Good Cause" and "Change of Control" provisions as described above for other senior officers.

     Under the Agreement, Mr. Kratz will be eligible for an annual bonus up to 100% of his base salary upon the attainment of certain Company-wide performance goals, the amount of which is to be determined by the Company's Compensation Committee. Pursuant to the terms of the Agreement and in consideration of previous agreements which were canceled, Mr. Kratz was granted options to purchase 250,000 shares of Common Stock beginning April 11, 1998 at an option exercise price of $9.50 per share. Such options will become exercisable in installments of 50,000 shares each year over five years.

     At the end of Mr. Kratz's employment with the Company, the Company may, in its sole discretion under the Agreement, elect to trigger a non-competition covenant pursuant to which Mr. Kratz will be prohibited from competing with the Company in various geographic areas for a period of up to five years. The amount of the noncompetition payment to Mr. Kratz under the Agreement will be his base salary plus insurance benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Guill, Ehret, Ahalt and Nelson serve on the Company's Compensation Committee, with Mr. Guill acting as its Chairman. Mr. Nelson is the only Executive Officer of the Company during the fiscal year ended December 31, 1998 serving as a member of the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reviews, analyzes and establishes compensation packages for the Company's executive officers, reviews and provides general guidance for the compensation packages for the Company's officers, evaluates the performance of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and administers the grant of stock-based awards under the Company's 1995 Long Term Incentive Compensation Plan. Messrs. Guill, Ehret and Ahalt, who are three of the four members of the Compensation Committee, are non-employee directors of the Company.

     In consultation with an employee benefits consultant retained by the Company, the Committee adopted an executive compensation philosophy that seeks to (i) provide a competitive total compensation package that enables the Company to hire, develop, reward and retain key executives, and (ii) tie bonuses and executive compensation to the Company's annual business objectives, strategies and stockholder value. The Company's compensation philosophy is also intended to reward individual initiative and achievement, and to assure that the amount and nature of executive compensation is reasonably commensurate with the Company's financial condition, results of operations and Common Stock performance.

     These objectives are generally sought to be met with competitive base salaries and annual incentive bonuses higher than a chosen comparison group keyed primarily to the attainment of performance targets tied to the Company's budget and the award of stock options or other stock-based awards that focus on increases in stock value over a longer term. Factors considered from time to time in establishing and reviewing the Company's executive compensation program include the Company's financial performance, management's business philosophy, industry practices and the Company's culture and organizational structure.

     In order to link a portion of executive compensation to Company performance, the Committee determined to continue during 1999 an annual bonus plan under which each officer and the

Company's profit center managers could earn an annual bonus of between approximately 30% to 100% of salary based on the quality of the individual's performance and the attainment of pre-established revenue and profit goals by the Company as a whole and by individual profit centers. The exact amount of the bonus paid to the executive officers will be determined by the Compensation Committee.

     All of the Company's profit centers surpassed the 1998 performance objectives and the Company paid bonuses to the executives responsible for those profit centers of up to 100% of the executive's salary.

     Another element of the Committee's performance-based compensation philosophy is the 1995 Incentive Compensation Plan. The purpose of the Plan is to link the interests of management to the interests of stockholders and focus on intermediate and long-term results. Stock option grants are typically made at 100% of the market value of the stock on the date of the award, are not exercisable during the first year after the award and are exercisable thereafter under a vesting schedule selected by the Committee that specifies the number of the options becoming exercisable each year throughout the schedule. The size of option grants is determined subjectively, generally in approximate proportion to the officer's level of responsibility and experience.

     The compensation of Mr. Kratz, the Chief Executive Officer, is determined in accordance with the factors set forth above. As a result of the Company's performance in 1998, Mr. Kratz received a bonus equal to 100% of his base salary. Mr. Kratz and the Company recently entered into a new employment agreement containing provisions reflecting the compensation policies described above. See "Kratz Employment Agreement."

     Under Section 162(m) of the Code, as amended, no deduction by a publicly held corporation is allowed for compensation paid by the corporation to its most highly compensated executive officers to the extent that the amount of such compensation for the taxable year for any such individual exceeds $1 million.
Section 162(m) provides for the exclusion of compensation that qualifies as performance-based from the compensation that is subject to such deduction limitation. Incentive compensation granted through the Company's Stock Option Plan may also qualify as performance-based compensation if additional requirements are met. The Company anticipates that the components of individual annual compensation for each highly compensated executive officer that do not qualify for any exclusion from the deduction limitation of Section 162(m) will not exceed $1 million and will therefore qualify for deductibility.

SUBMITTED BY THE COMPENSATION COMMITTEE, BEN GUILL, THOMAS M. EHRET, GORDON F. AHALT AND S. JAMES NELSON, JR.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period since the Company's initial public offering in July 1997 to the cumulative total shareholder return, for (i) all U.S. stocks quoted on the NASDAQ Stock Market as measured by the NASDAQ Composite Index ("NASDAQ"), assuming the reinvestment of dividends; (ii) the Philadelphia Oil Service Sector index ("OSX"), a price-weighted index of leading oil service companies, assuming the reinvestment of dividends; and (iii) a peer group selected by the Company ("Peer Group") consisting of the following companies, each of which is in the offshore construction business or the offshore oil and gas support services business, or both businesses: Coflexip Stena Offshore Group S.A., Global Industries. Ltd., Horizon Offshore, Inc., J. Ray McDermott, S.A., Oceaneering International, Inc. and Stolt Comex Seaway S.A. The returns of each member of the Peer Group have been weighted according to each individual company's equity market capitalization as of December 31, 1998 and have been adjusted for the reinvestment of any dividends. The Company believes that the members of the Peer Group provide services and products more comparable to those of the Company than those companies included in the OSX. The Company's initial public offering was completed in July 1997 and, accordingly, return information for earlier periods is not presented. The graph assumes $100 was invested on July 1, 1997 in the Company's Common Stock at its IPO price and on June 30, 1997 in the three indices presented. The Company paid no dividends during the period presented. The cumulative total percentage returns for the period presented were as follows: Company Common Stock, 38.3%; the NASDAQ Compsite Index, 53.0%; the OSX, -43.2%; and the Peer Group, -7.7%. These results are not necessarily indicative of future performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                               JUN-97     SEP-97     DEC-97     MAR-98     JUN-98     SEP-98     DEC-98
                              --------   --------   --------   --------   --------   --------   --------
CAL DIVE - IPO JULY 7, 1997        100     248.33     163.33        220      183.8        120      138.3
PEER GROUP AVERAGE ........        100    173.784    149.833      181.4      177.5      115.4       92.3
OIL SERVICE SECTOR (OSX) ..        100    135.438     124.94      119.9       97.7       63.7       56.3
NASDAQ  INDEX .............        100    116.894    108.896      127.3      131.4      117.5      152.1

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DESCRIBED BELOW ARE CERTAIN RELATED AGREEMENTS. THE FOLLOWING DESCRIPTIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE RELEVANT AGREEMENTS, COPIES OF WHICH ARE FILED AS EXHIBITS TO THE COMPANY'S REGISTRATION STATEMENTS ON FORM S-1 (REGISTRATION NO. 333-26357 AND REGISTRATION NO. 333-50751) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               PURCHASE AGREEMENT

     On April 11, 1997, the Company, certain executive shareholders (Messrs. Reuhl (CDI's retired Chairman), Kratz and Nelson) and certain other shareholders of the Company entered into an agreement with Coflexip pursuant to which (i) the Company sold to Coflexip 528,541 shares of Common Stock and (ii) certain shareholders of the Company, including Messrs. Reuhl, Kratz and Nelson, sold to Coflexip 3,171,247 shares of Common Stock, all at a purchase price of $9.46 per share for an aggregate price of $35 million (the "Purchase Agreement"). For issuing Common Stock to Coflexip, the Company received $5 million in consideration, consisting of two newly constructed heavy work class construction remotely operated vehicles. Among other terms of the Purchase Agreement, the Company was required to make a number of specific representations, warranties and covenants about its business, capital structure, assets and liabilities. Individual selling shareholders were required to make separate representations. The Company and Coflexip also agreed to indemnify each other against certain claims and liabilities arising in connection with the transaction for a minimum of three years for up to the amount of consideration transferred for shares, in the case of the Company, or for the value of the assets transferred, in the case of Coflexip.

                             SHAREHOLDERS AGREEMENT

COMPOSITION OF THE BOARD

     Pursuant to the 1997 Shareholders Agreement, the Board is required to consist of 10 members. At each Annual Meeting, the Company will nominate three Directors from Coflexip, two from First Reserve Corporation and three from the Company's senior management. In addition, the Board will nominate two independent directors by a majority vote of the entire Board. Directors serve in three separate classes. The 1997 Shareholders Agreement provides that the Company will nominate and use its best efforts to take all necessary action to elect to the Board the individuals required to be nominated for election as directors.

RIGHT OF FIRST OFFER

     The 1997 Shareholders Agreement provides that the Company will not enter into any agreement (i) to sell the Company (ii) to retain an advisor to sell the Company or (iii) to pursue any acquisition in excess of 50% of the Company's market capitalization (based on the 30-day average trading value of the Common Stock) without first notifying Coflexip in writing and providing Coflexip (including its affiliates) the opportunity to consummate an acquisition on terms substantially equivalent to any proposal. If Coflexip does not notify the Company of its intent to pursue a transaction within 15 days of the notice, the Board will have the right to pursue the transaction.

     If Coflexip elects to pursue an acquisition of the Company, the Company will take no further action with respect thereto for 120 days from the date of Coflexip's notice. If Coflexip does not pursue an acquisition of the Company, Coflexip has the right to acquire the Company's interest in Quantum Offshore Contractors, Ltd. The purchase price for the joint venture shall be based on a valuation prepared by an independent appraiser appointed by the Board. Coflexip retains the foregoing rights to acquire the Company or the joint venture so long as it owns at least five percent of the Company's Common Stock.

LIMITED PREEMPTIVE RIGHTS

     The 1997 Shareholders Agreement provides that, except under limited circumstances (including issuances of securities under stock option plans or in connection with acquisitions), the Company shall provide preemptive rights to acquire the Company's securities to each of Coflexip, First Reserve and the Executive Directors. In the event of any public offering by the Company and subject to certain limitations, Coflexip and First Reserve may have the opportunity to acquire their pro rata share unless the managing underwriters for such offering believe it would materially and adversely affect the marketability of such offering.

LIMITATIONS ON TRANSFERS

     The 1997 Shareholders Agreement contains certain customary transfer restrictions that prohibit the parties from transferring any Common Stock, except for certain permitted transfers.

                         BUSINESS COOPERATION AGREEMENT

     In connection with the Purchase Agreement, the Company and Coflexip entered into a Business Cooperation Agreement pursuant to which the parties formed Quantum Offshore Contractors, Ltd. to pursue EPIC projects in the offshore oil and gas industry in the Gulf and the Caribbean. Quantum is owned by Cal Dive and Coflexip 51% and 49%. Cal Dive and Coflexip will bid each project as a subcontractor to the venture for their respective services. In Cal Dive's case, the assets and services can include ROV operation, diving, coiled tubing, flexible lay operations with deck load requirements up to 600 metric tons, riser installation, well servicing, DP DSV's and related services and four point DSV's (when applicable). In Coflexip's case, the assets and services can include flexible lay operations in excess of alliance vessel capabilities (including risers), product sales, manufacture and supply of umbilicals/flex hose/flex pipe, ROV manufacture and sale, EPIC project design and engineering and project management, reeled hard pipe lay (including risers), installed in connection with lay operations, excluding coiled tubing and construction vessels in excess of Company and alliance capabilities. This arrangement has not produced any revenue to date but CDI expects that EPIC projects may develop along with increased activity by 2001.

                         REGISTRATION RIGHTS AGREEMENTS

     In January 1995, the Company and certain shareholders entered into a registration rights agreement (the "1995 Registration Rights Agreement") providing for demand and "piggyback" registration rights with respect to such shares. This registration rights agreement was amended to provide these shareholders with the same rights as provided in the 1997 Registration Rights Agreement with Coflexip described in the next paragraph. In connection with its initial public offering, under the 1995 Registration Rights Agreement CDI paid the costs of four First Reserve funds to sell 1,100,000 shares. Pursuant to this agreement, Mr. Reuhl exercised his right and Mr. Nelson and First Reserve Corporation funds joined in registering to cause 2,493,104 of their CDI shares to be registered effective May 21, 1998. The Company paid expenses of approximately $330,000 (exclusive of underwriter's discounts and commissions) for these persons and entities in connection with the offering.

     In connection with the Purchase Agreement, the Company and Coflexip entered into a registration rights agreement providing for demand and "piggyback" registration rights with respect to such shares (the "1997 Registration Rights Agreement"). This registration rights agreement provides that if the Company proposes to register any of its securities under the Securities Act, the holder is entitled to include shares of Common Stock owned by such holder in such offering provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. Such registration rights agreements further provide for registration upon the request of holders of at least 5% of the shares of Common Stock subject to the agreement. The Company pays certain expenses of a demand offering but does not pay underwriting discounts and commissions.

                          QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the four directors to be elected at the Meeting will be determined by plurality vote (that is, the nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will be required to approve any matter properly brought before the Meeting for a vote of stockholders. Shares for which proxy authority to vote for any nominee for election as a director is withheld by the stockholders and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners ("broker non-votes") will not be counted as voted for the affected nominee. With respect to any other matter coming before the Meeting, shares that are not voted as a result of abstentions and broker non-votes will not be considered as cast in determining whether or not a majority of votes has been cast.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as to the only persons (or entities) known by the Company to have beneficial ownership, as of March 19, 1999, of more than 5% of the outstanding shares of Company Common Stock, other than Owen Kratz, William E. Macaulay and Ben Guill whose beneficial ownership and address are disclosed under "Election of Directors." As of March 19, 1999, the Company had 14,633,581 shares outstanding. To the Company's knowledge, all shares shown as beneficially owned are held with sole voting power and sole dispositive power unless otherwise indicated. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information furnished to the Company by the person listed.

                                           SHARES
                                        BENEFICIALLY    PERCENT OF
          NAME AND ADDRESS                 OWNED          CLASS
-------------------------------------   ------------    ----------
Coflexip.............................      3,699,788       25.3%
  23 Avenue de Neuilly
  75116 Paris, France
First Reserve Corporation............      1,500,000       10.3%(1)
  475 Steamboat Road
  Greenwich, Connecticut 06830
R. Chaney & Partners, L.P............        763,135        5.2%
  909 Fannin, Suite 1275
  Two Houston Center
  Houston, Texas 77010-1006

------------

(1) First Reserve Corporation is the sole general partner for the record holders of 1,500,000 shares of Common Stock: First Reserve Fund VI Limited Partnership, First Reserve Fund V Limited Partnership and First Reserve Fund V-2 Limited Partnership.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1998 were audited by the firm of Arthur Andersen LLP of Houston, Texas. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the Company's 2000 annual meeting must forward such proposal to the Secretary of the Company at the address set forth on the Notice of the Meeting in time to arrive at the Company prior to February 5, 2000.

     By Order of the Board of Directors

                                                     Andrew C. Becher
                                                        SECRETARY

Houston, Texas
April 2, 1999

                              FRONT SIDE OF PROXY

                          CALDIVE INTERNATIONAL, INC.
                         400 N. SAM HOUSTON PARKWAY, E.
                                   SUITE 400
                               HOUSTON, TX 77060

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 2, 1999 hereby appoints Owen
E. Kratz and Andrew C. Becher as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of CalDive International, Inc. held of record by the undersigned on March 19, 1999 at the 1999 Annual Meeting of Shareholders to be held on May 5, 1999 at 2:00 p.m. at the Wyndham Hotel located at 12400 Greenspoint, Houston, Texas 77060, and at any adjournments thereof.

1. To elect four directors of the Company to have a term expiring in 2002, and until his successor shall be elected and duly qualified.

    [ ] FOR the four "Class II" nominees listed below  [ ] WITHHOLD AUTHORITY to vote for the nominees
                                                           listed below

                                MARTIN R. FERRON
                               WILLIAM E. MACAULAY
                                 GORDON F. AHALT
                                JEAN-BERNARD FAY

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                               BACK SIDE OF PROXY

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

    Receipt of the Proxy Statement dated April 2, 1999, and the Annual Report of the Company on Form 10-K for the year ended December 31, 1998, is hereby acknowledged.

    Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                                Dated:  ________________________
                                                ________________________________
                                                ________________________________
                                                           (Signature)

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THIS PROXY PROMPTLY USING
                                                THE ENCLOSED ENVELOPE.